Exhibit 10(p)

ONCOR

SALARY DEFERRAL PROGRAM

Effective January 1, 2010

Contents

Oncor Salary Deferral Program

i

ONCOR SALARY DEFERRAL PROGRAM

(Effective January 1, 2010)

Section 1. Purpose

1.1 Purpose. The Oncor Salary Deferral Program (the “Plan”) is hereby established effective as of January 1, 2010. The Plan is being established as a spin-off of the EFH Salary Deferral Program (“Prior Plan”), which was originally effective April 1, 1991. The Plan, therefore, will assume, and provide for the satisfaction of benefit liabilities accrued under, the Prior Plan as of December 31, 2009, with respect to certain employees of the Company.

The primary purpose of the Plan is to provide a mechanism for certain key employees of Participating Employers to defer a portion of their Salary and Bonus, to motivate key employees, and to recognize the contributions of such employees to the Company as the Plan sponsor. The Plan is designed as an unfunded arrangement maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as determined under the provisions of Section 201(2) of the Employee Retirement Income Security Act of 1974.

Section 2. Definitions

2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

(a) “Account” means the individual account maintained by the Company for each Participant for recording amounts transferred to this Plan from the Prior Plan, as well as deferrals of Salary and Bonus made by each Participant under this Plan, Matching Awards made on behalf of each Participant in the Plan and/or Prior Plan, and earnings on such Amounts.

(b) “Adjustment Date” means the last day of each calendar quarter and such other dates as the Committee in its discretion may prescribe.

(c) “Beneficiary” means the person or persons named by the Participant as the recipient(s) of any distribution remaining to be paid to the Participant under the Plan upon the Participant’s death.

(d) “Board of Directors” means the Board of Directors of the Company.

(e) “Bonus” means the cash portion of any future bonus or incentive award paid by a Participating Employer to a Participant with respect to services to be performed by a Participant during a Plan Year under an incentive plan adopted by such Participating Employer.

(f) “Business Unit” means a subsidiary, division or operating unit of the Company designated by the Chief Executive of the Company which will focus on its own unique products, services and markets.

(g) “Cause” means the willful and intentional failure to perform one’s duties to the Company or its subsidiaries, affiliates or Business Units, the breach of a fiduciary duty owed by the Participant to the Company, its subsidiaries, affiliates or their equity holders, or the commission of a felony or a crime involving moral turpitude, if perpetrated against the interests of the Company or its members.

(h) “Change in Control” means, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of EFH Corp., Oncor Holdings or Oncor to a person (or group of persons acting in concert) who is not an Affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by EFH Corp., any member of the Sponsor Group or their Affiliates, to a person (or group of persons acting in concert) of EFH Common Stock that results in more than 50% of the EFH Common Stock (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective Affiliates; or (iii) a merger, recapitalization or other sale of EFH Common Stock by EFH Corp., any member of the Sponsor Group or their Affiliates, after which the Sponsor Group owns less than 20% of the EFH Common Stock, and has the ability to appoint less than a majority of the directors to the board of directors of EFH Corp. (or of any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the board of directors of EFH Corp. than the Sponsor Group; provided however, that not withstanding the foregoing, (x) clause (i) above shall be deemed not to include any reference to EFH Corp., and clauses (ii) and (iii) shall not apply, in each case, for purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfers of Oncor Units or equity units of Oncor Holdings, (y) clause (i) above shall be deemed not to include any reference to Oncor Holdings for purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfers of Oncor Units and (z) clause (i) above shall be deemed not to include any reference to Oncor for the purposes of interpreting the termination or applicability of any puts, calls or release from transfer restrictions upon Transfer of equity units of Oncor Holdings.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j) “Committee” means the Plans Administrative Committee whose members are appointed from time to time by the Board of Directors or the Chief Executive of the Company.

(k) “Company” means Oncor Electric Delivery Company LLC, its successors and assigns.

(l) “Deferral” means the deferral of Salary or Bonus under this Plan as provided for in Section 4 hereof.

(m) “Deferral Period” means the period of deferral, beginning with the first day of the applicable Plan Year, which shall be seven years for the Seven Year Option and which shall be the period ending with Retirement for the Retirement Option (or six months thereafter with respect to specified employees as provided under Section 8.3). Notwithstanding the foregoing, the Deferral Period shall end on the date of death, Disability, or Separation from Service (or six months thereafter with respect to specified employees as provided under Section 8.3) and, to the extent that amounts otherwise eligible for distribution under this Plan combined with the Participant’s other remuneration exceeds the Applicable Employee Remuneration for such year, the Deferral Period for such excess amount shall end with Retirement or such earlier date as of which such amounts, or any part thereof, combined with other remuneration does not exceed the Applicable Employee Remuneration. For purposes of this definition, “Applicable Employee Remuneration” means applicable employee remuneration as that term is defined in Section 162(m), or any successor provision, of the Code. Transition Provision: Notwithstanding any other provisions contained herein, the Deferral Period for amounts subject to an Election made for periods prior to April 1, 1998, shall be the Deferral Period applicable at the time of the Election.

(n) “Disability” means a medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, as a result of which the Participant is entitled to receive, and has been receiving for a period of not less than three months, income replacement benefits under one or more plans of the Company.

(o) “Early Retirement” means Retirement at age fifty-five or later but prior to Normal Retirement.

(p) “EFH” means Energy Future Holdings Corp.

(q) “Eligible Employee” means an employee of a Participating Employer whose Salary, as of October 1 of the previous year, meets or exceeds a threshold Salary level (which shall not be less than $100,000) and/or other criteria established by the Plan Administrator for each Plan Year based on such factors as the Plan Administrator deems appropriate.

(r) “Matching Award” means contributions made by the Participating Employers pursuant to Section 5.1 herein.

(s) “Normal Retirement” means Retirement at age sixty-two or later.

(t) “Oncor Management Units” shall mean non-voting Class B membership interests in the Company, as more fully defined in the Limited Liability Company Agreement of Oncor Management Investment LLC, as designated by the Plan Administrator as a deemed investment to be made available to certain Participants pursuant to the provisions of Section 6.4 of the Plan.

(u) “Oncor Management Unit Purchase Date” means the closing date of the minority sale of outstanding membership interests in EFH to Texas Transmission Investment LLC pursuant to the Contribution and Subscription Agreement, dated as of August 12, 2008.

(v) “Oncor Management Stock Fund Account” shall mean the notional subaccount established on behalf of a Participant with respect to the portion of such Participant’s Account as is designated pursuant to Section 6.4 to be deemed invested in Oncor Management Units.

(w) “Oncor Management Stock Fund Account Distribution Event” shall mean the earliest to occur of any of the following change in control events: (i) any one person, or more than one person acting as a group (as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) (a “Person”), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of EFH that have a total gross fair market value of 90 percent or more of the gross fair market value of all the assets of EFH immediately before such acquisition or acquisitions (subject, however, to the limitations of Treasury Regulation Section 1.409A-3(i)(5)(vii)(B)); (ii) any Person acquires ownership of capital stock of EFH that, together with stock held by such Person, constitutes more than 50 percent of the total fair market value or total voting power of the stock of EFH; (iii) a majority of members of the EFH’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the EFH’s Board of Directors before the date of the appointment or election; or (iv) a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets of the Company that have a total gross fair market value of 90 percent or more of the gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions (subject, however, to the limitations of Treasury Regulation Section 1.409A-3(i)(5)(vii)(B)); provided, however, that in the case of clauses (i), (ii) and (iv), an Oncor Management Stock Fund Account Distribution Event shall not be deemed to occur unless such event results in such Person gaining control of more seats on the Board of EFH or the Company (as applicable) than the Sponsor Group.

(x) “Oncor Stockholder Agreements” shall mean the such agreements as may be entered into from time to time between Texas Energy Future Holdings Limited Partnership, the Company and/or Oncor Management Investment LLC, and various Participants who are employed by the Company, governing or otherwise relating to investments in Oncor Management Units, certain stock appreciation rights and derivative investments thereof.

(y) “Participant” means an Eligible Employee who elects to participate in the Plan and whose Account(s) has not been completely distributed.

(z) “Participating Employer” means the Company and each of its subsidiaries, affiliates or Business Units which are approved by the Committee for participation in this Plan. The Participating Employers, as of the effective date of this Plan, are listed on Exhibit “A” attached hereto. Participation in the Plan by additional Participating Employers will commence as of the beginning of the Plan Year following Committee approval of such participation.

(aa) “Plan Administrator” means the person(s) or entities appointed by the Committee to assist in carrying out the operation of the Plan.

(bb) “Plan Year” means the twelve-month period beginning January 1 and ending December 31.

(cc) “Rate” means the earnings rate to be applied to certain Deferrals and Matching Awards under Section 6.2 and pursuant to Section 9.1 hereof for the Deferral Period which shall be the greater of: (i) the actual earnings rate, as determined by the Trustee, for assets held in Trust under the Seven-Year Option and invested in accordance with the provisions of Section 6.2; and (ii) the Alternative Rate. The term “Alternative Rate” shall mean the average earnings rate, as determined by the Trustee, of interest rates payable on Treasury Notes of the United States Government with a maturity period of ten years. Income credited under the Alternative Rate shall be determined by multiplying the Alternative Rate for the Plan Year within the Deferral Period times the average balance in the Account for such Plan Year, including income earned for prior periods. Income on all Accounts under the Plan shall be deemed to have been earned on a consistent basis.

(dd) “Retirement” means termination of employment from a Participating Employer upon attaining age 65, or as early as attaining age 55 with at least 16 years of Service.

(ee) “Retirement Option” means the option to defer receipt of certain Deferrals until Retirement.

(ff) “Salary” means the annualized rate of normal base pay earnings, prior to any deferrals, of an Employee exclusive of overtime, bonuses or any fringe benefits.

(gg) “Separation from Service” means termination of employment under circumstances that would qualify as a “separation from service” for purposes of Code Section 409A and the regulations issued thereunder.

(hh) “Service” shall mean the aggregate period of employment of a Participant with all Participating Employers, determined on an elapsed time basis.

(ii) “Seven Year Option” means the option to defer receipt of certain Deferrals for seven years.

(jj) “Sponsor Group” shall mean investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and Goldman, Sachs & Co., who contributed certain funds to Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership, in exchange for limited partnership units.

(kk) “Trust” means the trust(s) established by the Company to assist it in meeting its obligations under the Plan.

(ll) “Trustee” means the trustee appointed by the Committee to hold assets of the Plan.

(mm) “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152 without regard to section 152(b)(1), (b)(2) and (d)(1)(B)) of a Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(nn) “Valuation Date” means each date as of which the managing member certifies the value of one Oncor Management Unit (or the Board of Directors of EFH establishes the value of one share of EFH Stock) (as applicable), which certification shall be final and binding on all interested parties.

(oo) “Vesting Period” means the period beginning with the date of the beginning of the Plan Year of deferral and ending with the end of the seventh Plan Year.

Section 3. Deferral Eligibility and Participation

3.1 Eligibility. An Eligible Employee shall be eligible to participate in the Plan as of the date that he satisfies the eligibility requirements set forth herein. All Eligible Employees will be given the opportunity, annually during an election period prior to the beginning of a Plan Year, to participate in the Plan during such Plan Year. Individuals who first become Eligible Employees during the Plan Year shall be notified of their eligibility and shall be given the opportunity, during the thirty (30) day period following the date of initial eligibility, to participate in the Plan for the remainder of such Plan Year. Elections with regard to participation during a Plan Year shall be irrevocable.

3.2 Participation. All Eligible Employees may elect to participate in this Plan, and defer Salary and Bonus in the manner prescribed in Section 4.1 below.

3.3 Transfer of Employment from EFH. In the event any individual transfers employment to the Company from EFH, and has an Account under the Prior Plan, the Plan Administrator may cause the Plan to assume the liability to such individual under the Prior Plan, to the extent assets are transferred to the Company from EFH with respect to such liabilities; provided, however, that this Plan shall not accept a transfer of liabilities or assets from the Prior Plan with respect to any amounts held in the EFH Stock Fund Account under the Prior Plan.

Section 4. Election to Defer

4.1 Deferral Election. An Eligible Employee may elect, irrevocably, by written notice to the Plan Administrator on an election form at the time(s), and in the manner prescribed by the Plan Administrator, to make Deferrals during the Plan Year of a percentage of Salary and/or Bonus, under the Retirement Option, the Seven Year Option, or a combination thereof, in one percent (1%) increments, up to a maximum of fifty percent (50%) of Salary and eighty-five percent (85%) of Bonus. Such election shall be made by an individual who first becomes eligible, during the period specified in Section 3.1, and by all other Participants during the election period prescribed by the Plan Administrator, which shall be, prior to the first day of the Plan Year to which such election relates.

4.2 Salary Deferrals. Salary deferred under the Plan will be ratably deducted in each pay period during the Plan Year.

4.3 Bonus Deferrals. Bonus deferred under the Plan will be deferred at the time that the Bonus would otherwise have been paid.

Section 5. Matching Awards, Vesting, and Forfeitures

5.1 Matching Awards. Each Participating Employer shall contribute to the Account of each Participant employed by such Participating Employer, as a Matching Award, an amount equal to one hundred percent (100%) of the Participant’s Salary Deferral up to a maximum Salary Deferral of eight percent (8%). Such contribution shall be credited at the time of the crediting of the Salary Deferral amount to be matched.

5.2 Vesting. Subject to the forfeiture provisions of Section 5.3, a Participant shall at all times be one hundred percent (100%) vested in the Participant’s Account that is not attributable to Matching Awards and earnings thereon. A Participant shall be one hundred percent (100%) vested in the Participant’s Matching Awards, and on income earned on such Matching Awards at the end of the Vesting Period. Notwithstanding any other provision of this Plan, a Participant’s Account shall become one hundred percent (100%) vested upon the Participant’s Normal Retirement, death, or Disability regardless of the applicable Vesting Period.

5.3 Forfeitures. The following amounts shall be forfeited from a Participant’s Account as of the date upon which the forfeiture is created:

(a) Seven Year Option Forfeitures.

(i) Early Retirement. An amount equal to four percent (4%) of the portion of the Participant’s Account balance relating to Matching Awards and earnings thereon, and Salary Deferrals subject to Matching Awards and earnings thereon, for each full year Retirement occurs prior to Normal Retirement shall be forfeited.

(ii) Termination for other than Death, Disability or Retirement. If termination of service with the Company occurs for reasons other than death, Disability, Retirement, or termination without Cause following a Change in Control, Matching Awards and all earnings thereon shall be forfeited.

(b) Retirement Option Forfeitures.

(i) Early Retirement. An amount equal to four percent (4%) of the Participant’s Account balance relating to non-vested Matching Awards and earnings thereon, and Salary Deferrals subject to Matching Awards and earnings thereon, for each full year Retirement occurs prior to Normal Retirement shall be forfeited.

(ii) Termination for other than Death, Disability or Retirement. If termination of service with the Company occurs for reasons other than death, Disability, Retirement, or termination without Cause following a Change in Control, Matching Awards and all earnings thereon for Plan Years which are nonvested, shall be forfeited.

5.4 Change in Control. Notwithstanding the provisions of Sections 5.2 or 5.3, in the event a Participant’s employment is terminated without Cause following a Change in Control, then (i) such Participant’s Accounts under the Plan shall become fully vested, and (ii) the forfeiture provisions of Sections 5.3(a)(i) and 5.3(b)(i) shall not apply.

Section 6. Investments and Earnings

6.1 Investments and Earnings on Participants’ Accounts. Except as otherwise provided in Section 6.2, the amount credited to a Participant’s Account shall be adjusted as of each Adjustment Date to reflect such gain, loss and/or expenses incurred based on the experience of the investments selected by the Participant prior to the date prescribed by the Committee for the investment of his or her Account and taking into account additional Deferrals credited to and distributions made from such Account since the last Adjustment Date. The Committee shall have sole and absolute discretion with respect to the number and type of investment choices made available for selection by Participants, the timing and manner of Participant investment elections and the method by which adjustments are made. The designation of investment choices by the Committee shall be for the sole purpose of adjusting Accounts pursuant to this Section and this provision shall not obligate the Participating Employers to invest or set aside any assets for the payment of benefits hereunder; provided, however, that a Participating Employer may invest a portion of its general assets in investments, including investments which are the same as or similar to the investment choices designated by the Committee and selected by Participants, but any such investments shall remain part of the general assets of such Participating Employer and shall not be deemed or construed to grant a property interest of any kind to any Participant, designated beneficiary or estate. The Committee shall notify the Participants of the investment choices available and the procedures for making and changing investment elections.

6.2 Investments and Earnings For Deferrals and Matching Awards Made Prior to April 1, 1998. Notwithstanding Section 6.1, the Trustee shall continue to invest Salary Deferrals and Matching Awards made under the Prior Plan prior to April 1, 1998 under the Seven Year Option, together with all earnings on such Salary Deferrals and Matching Awards, in a fixed income fund of investment grade securities under investment guidelines established by the Committee. At the time of distribution of the portion of Accounts attributable to Salary Deferrals and Matching Awards made under the Prior Plan prior to April 1, 1998, Participants will receive their Account balances relating to such pre-April 1, 1998 Salary Deferrals and Matching Awards, including income determined by applying the Rate.

6.3 Notional Investment in Oncor Management Units.

(a) Those Participants who satisfied the eligibility requirements of Section 6.4(b) of the Prior Plan were given the opportunity to make a special investment election whereby all or a specified portion of such Participant’s vested Account was allocated to an Oncor Management Stock Fund Account under the Plan. Each Participant previously was permitted to direct that all, or a portion of, his or her Oncor Management Stock Plan Account be

deemed invested in Oncor Management Units. All amounts held in a Participant’s Oncor Management Stock Fund Account that the Participant has directed as a deemed investment in Oncor Management Units, shall remain a deemed investment in Oncor Management Units (and may not be redirected or reinvested by the Participant), except that such amounts may be (or shall be, to the extent required) redirected into other investment options under the Plan upon the occurrence of events as described in the Oncor Stockholder Agreements that would otherwise permit (or require) a transfer or liquidation of such Oncor Management Units had the Participant been the holder of such Oncor Management Units as of the Oncor Management Unit Purchase Date. Upon any such required redirection, if the Participant has not redirected the investment of such amounts within such period as determined by the Plan Administrator after being notified of such required reinvestment, the Plan Administrator may hold such amounts as a deemed investment in cash pending receipt of such Participant’s reinvestment direction. Any amount redirected, however, although no longer deemed invested in Oncor Management Units, shall nonetheless remain allocated to the Participant’s Oncor Management Stock Fund Account for purposes of determining the form and timing of distribution with respect to such amounts. For the sake of clarification, any reinvestment right or obligation under this Section 6.3(a) shall apply only with respect to a number of Oncor Management Units deemed held in such Participant’s Oncor Management Stock Fund Account equal to the total number of units that would have been permitted or required to be sold by the Participant, assuming the Participant had actually held such Oncor Management Units directly for investment by such Participant outside of the Plan and the Participant otherwise held no other Oncor Management Units, upon the occurrence of any event described in the Oncor Shareholder Agreements that would otherwise permit (or require) a transfer or liquidation of Oncor Management Units.

(b) The distribution of amounts allocated to a Participant’s Oncor Management Stock Fund Account shall be governed exclusively by the provisions of this Section 6.3, and not by the provisions of Article 8. Upon the earlier to occur of a Separation from Service or an Oncor Management Stock Fund Account Distribution Event (the “Applicable Payment Event”), the Participant’s Oncor Management Stock Fund Account shall become distributable to the Participant. Such amount shall be distributed in the form of (i) with respect to the portion, if any, of the Oncor Management Stock Fund Account that is deemed invested in Oncor Management Units at the time of the distribution, in cash or Oncor Management Units (as determined by the Company in its sole discretion), and (ii) with respect to the portion, if any, of the Oncor Management Stock Fund Account that is deemed invested in any investment option other than Oncor Management Units, in cash. Such distribution shall be made in a single lump sum to the Participant within sixty (60) days of the Applicable Payment Event; provided, however, that in no event shall payment be made later than the last day of the calendar year in which the Applicable Payment Event occurs, or if later, the fifteenth (15th) day of the third month following the date of the Applicable Payment Event. Such distribution shall be reduced by the amount of any otherwise applicable withholding or employment taxes. The amount of applicable withholding will be calculated at the rate applicable to supplemental earnings with respect to such Participant, and may be charged against the portion of the Participant’s Oncor Management Stock Fund Account that is distributed in cash or Oncor Management Units in such amounts as the Plan Administrator may determine in its sole discretion. The value of an Oncor Management Unit for purposes of calculating any amounts withheld from a distribution, or the cash payable in lieu of Management Units as described in clause (i) of this Section 6(b), shall be based upon the Valuation Date immediately preceding or concurrent with the Applicable Payment Event.

(c) In the event a Participant receives a distribution of Oncor Management Units pursuant to Section 6.3(b) above, such Participant shall hold such Oncor Management Units subject to the terms of the Oncor Stockholder Agreements, and for purposes of applying the terms and conditions of the Oncor Stockholder Agreements, such Oncor Management Units shall be deemed to have been purchased by the Participant on the Oncor Management Unit Purchase Date. Notwithstanding the foregoing, and in addition to any transfer restrictions imposed by the Oncor Stockholder Agreements, a Participant receiving a distribution of Oncor Management Units shall not transfer any of such units during the period commencing on the date of the distribution and ending six (6) months thereafter. By having designated an investment in Oncor Management Units pursuant to this Section 6.3, a Participant is deemed to have consented to be bound by the terms and conditions of the Oncor Stockholder Agreements, regardless of whether such Participant has executed such agreements.

(d) The Plan Administrator, within its sole discretion, may require that any Participant who previously made a deemed investment election under Section 6.3 of the Prior Plan to execute such documents or other agreements, including without limitation the Oncor Stockholder Agreements, that the Plan Administrator deems appropriate or necessary to ensure that the investment in Oncor Management Units is administered consistent with the terms of the Plan, the requirements of Code Section 409A, and the intent of the Company in allowing the described investment described in this Section 6.3.

Section 7. Participant Accounts

7.1 Separate Accounts. The Plan Administrator shall establish and maintain separate individual Accounts for each Participant for deferrals of Salary, Bonus and Matching Awards and earnings thereon for each Plan Year.

7.2 Unsecured Interest. No Participant or Beneficiary shall have any security interest whatsoever in any assets of the Company or any Participating Employer. To the extent that any person acquires a right to receive payments under the Plan, such right shall not be secured or represented by any assets of the Company or any Participating Employer.

Section 8. Distribution of Accounts

8.1 Value of Participant’s Accounts.

(a) In General. Except as otherwise provided in Subsection (b), the value of a Participant’s Account shall be determined based upon the amount credited to such Account as of the most recent Adjustment Date plus any Deferrals and Matching Awards credited to such Account since such Adjustment Date.

(b) Deferrals and Matching Awards Made Prior to April 1, 1998. The value of the portion of a Participant’s Account relating to Salary Deferrals and Matching Awards made under the Prior Plan prior to April 1, 1998 shall be determined as of the last day of the applicable Deferral Period.

(c) Reduction of Accounts Upon Distributions and Forfeitures. The amount of each distribution made with respect to an Account and any forfeiture amounts applied pursuant to Section 5.3 shall be deducted from the balance credited to such Account at the time of distribution or forfeiture.

8.2 Form and Timing of Distribution. The value of the Participant’s Accounts at distribution shall be paid in cash, as follows:

(a) Seven-Year Option. In a lump-sum distribution as soon as practicable after the end of the Deferral Period, but in no event later than sixty (60) days following such date. The portion of the Participant’s Account subject to distribution hereunder shall be valued as of the end of the Deferral Period and shall not earn interest or be otherwise adjusted for earnings for the period from the end of the Deferral Period to the date of distribution.

(b) Retirement Option.

(i) Form of Payment upon Retirement. The aggregate amounts deferred under the Retirement Option, together with any matching contribution or earnings attributable thereto, shall be distributed in a single annual installment, or in annual installments over the period certain elected by the Participant as provided in Section 8.2(b)(iii) from one (1) to ten (10) years, or fifteen (15) years, or twenty (20) years, commencing in the year after, but in no event later than twelve months following the date of Retirement, subject, however, to the delay provided for in Section 8.3. During the distribution period, undistributed amounts in the Retirement Option shall continue to be adjusted for earnings pursuant to Section 8.2(b)(iv). In the event of the death of a Participant or Beneficiary during the distribution period, the remainder of the Account shall be distributed to the Participant’s Beneficiary, or if no Beneficiary has been designated, to the estate of the Participant or Beneficiary in a lump-sum distribution as soon as practicable after the Participant’s date of death.

(ii) If Participant Terminates. If the Participant terminates employment prior to Retirement, then the portion of his Account subject to the Retirement Option shall be paid in a lump-sum distribution as soon as practicable after the end of the Deferral Period, but in no event later than sixty (60) days following such date. The portion of the Participant’s Account subject to distribution hereunder shall be valued as of the end of the Deferral Period and shall not earn interest or be otherwise adjusted for earnings for the period from the end of the Deferral Period to the date of distribution.

(iii) Election of Payment Term. Each Participant shall elect the period over which amounts in such Participant’s Account subject to the Retirement Option shall be paid. Except as provided for in Section 8.2(b)(iv) below, (i) such election shall be made on or before the date the Participant first commences participation in the Plan; and (ii) with respect to any amounts transferred to this Plan from the Prior Plan, the Participant’s election in effect under the Prior Plan shall continue to apply. Such election shall apply to the entire portion (if any) of the Participant’s Account that is subject to the Retirement Option, regardless of when such amounts were deferred or otherwise credited to the Participant’s Account, and shall be irrevocable.

(iv) Special Distribution Elections. Notwithstanding the provisions of paragraph (iii) above, Participants shall be entitled to make a distribution election (or elections) at such time or times as determined by the Plan Administrator consistent with Code Section 409A and the rules and regulations issued thereunder with respect to all accounts deferred under the Plan before and after such election(s), and such election(s) shall, to the extent determined by the Plan Administrator consistent with Code Section 409A and the rules and regulations issued thereunder, supersede any other elections previously made by the Participant.

(v) Earnings During Distribution Period. The Participant may, within sixty (60) days of Retirement, in accordance with administrative procedures established by the Plan Administrator, elect to have all or a portion of his or her Account allocated, in increments of 1%, to a Fixed Annuity Fund (“Fixed Annuity”), which shall be credited a fixed rate of interest throughout the Retirement distribution period. This rate will equal the Fixed Account rate in effect at the time of Retirement. Any amounts not allocated to a Fixed Annuity by the end of such sixty-day period shall earn a variable annuity rate of return taking into account the earnings and losses credited to the Participant’s Account as a result of the investment return tracking elections made by the Participant during the annuity period (“Variable Annuity”). Notwithstanding the foregoing and except as otherwise provided in Section 9.2, with respect to the portion of the Participant’s Account relating to Salary Deferrals and Matching Awards made under the Prior Plan prior to April 1, 1998, such installments shall be made in a fixed amount which shall amortize the value of such portion of the Participant’s Account over the period elected by the Participant in Section 8.2(b)(iii), using the Rate as a projected earnings rate of return.

(c) Amounts Transferred from Prior Plan. The portion of a Participant’s Account that is transferred to this Plan from the Prior Plan shall be payable at such time and in such terms as were applicable to such amounts under the Prior Plan, subject to a Participant’s right to modify the terms and timing consistent with the terms of the Plan and Section 409A of the Code.

8.3 Delay of Certain Benefit Payments.

(a) With respect to any Participant who is a “specified employee” (within the meaning of Code section 409A and the regulations issued thereunder), the distribution of any benefits shall not commence earlier than the date that is six (6) months following the date of such Participant’s Separation from Service. In the event that any benefit payable in installments is delayed by application of this Section 8.3(a), the period of payment shall not be extended, the first payment shall include all amounts that would have otherwise been paid in the absence of such delay, and subsequent payments shall be made at such times and in such amounts as would have otherwise been paid in the absence of such delay.

(b) The provisions of Section 8.3(a) shall not apply (i) with respect to any distribution made on account of the death or Disability of the Participant, or (ii) if, at the time of such Participant’s Separation from Service, no stock of either the Company or the Participant’s employer is publicly traded on an established securities market or otherwise.

8.4 Election to Delay Commencement of Retirement Option Payments.

Any Participant may make a one-time election to delay the commencement of payment of that portion of his Account that is subject to the Retirement Option payment provisions of Section 8.2(b), subject to the following:

(a) Such election shall be made no later than twelve (12) months prior to the date on which such payments would have otherwise commenced (without regard to the application of Section 8.3), and

(b) Such election must specify a payment date that will cause the commencement of the payment of such amounts to be delayed for at least five (5) years beyond the date such payments would have otherwise commenced in the absence of the election under this Section 8.4.

(c) A Participant may make only one election under this Section 8.4 during the period of his participation in the Prior Plan and/or this Plan and such election will be ineffective until the expiration of twelve (12) months after the date it is made.

(d) An election under this Section 8.4 shall not be effective with respect to any amount subject to the Retirement Option that is payable as a lump sum under Section 8.2(b)(ii).

8.5 Distribution in the Event of an Unforeseeable Emergency. If a Participant encounters an Unforeseeable Emergency, the Plan Administrator in its absolute discretion may direct the Company to pay to such Participant such portion of the Account, including the entire amount if appropriate, as the Committee shall determine to be necessary to satisfy the need presented by such Unforeseeable Emergency, plus amounts necessary to pay all taxes and penalties reasonably anticipated as a result of the distribution. A distribution on account of an Unforeseeable Emergency may not be made to the extent such emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship).

Section 9. Certain Elections for Participants in Prior Plan

9.1 Election to Continue Under Original Plan Provisions. Notwithstanding anything herein to the contrary, Eligible Employees who, as of March 31, 1998, were Participants in the Prior Plan were given the opportunity, pursuant to a one-time, irrevocable written election, to have certain provisions relating to permitted Deferrals, Matching Awards and investments as described in Exhibit “B” attached hereto and incorporated herein by reference (the “Original Plan Provisions”), apply with respect to their future Plan participation.

9.2 Election for Investment of Pre-April 1, 1998 Deferrals and Matching Awards. Notwithstanding anything herein to the contrary, Eligible Employees who, as of March 31, 1998, were Participants in the Prior Plan and who did not make the election provided for in Section 9.1 to have the Original Plan Provisions apply to their future Plan participation, were given the opportunity, pursuant to a one-time, irrevocable written election, to have the investment provisions set forth in Section 6.1 and the valuation provisions set forth in Section 8.1(a) apply to the entirety of their Account, including Salary Deferrals and Matching Awards made under the Prior Plan prior to April 1, 1998. The Account of each Participant who made such an election was valued as of March 31, 1998 using the actual rate of return of such Account assets in accordance with the investment provisions of Section 6.2. From and after April 1, 1998, the provisions of Sections 6.2 and 8.1(b) no longer applied to any portion of their Account. Furthermore, such Participant’s election under Section 8.2(b)(v) shall be applied as if all amounts in Participant’s Account, subject to the Retirement Option, were deferred on or after April 1, 1998.

Section 10. Nontransferability

10.1 Nontransferability. In no event shall the Company or any Participating Employer make any distribution or payment under this Plan to any assignee or creditor of a Participant or a Beneficiary. Prior to the time of a distribution or payment hereunder, a Participant or a Beneficiary shall have no right by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan.

Section 11. Designation of Beneficiaries

11.1 Specified Beneficiary. A Participant shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death are to receive the amounts that otherwise would have been paid to the Participant. All Beneficiary designations shall be in writing and signed by the Participant, and shall be effective only if and when delivered to the Plan Administrator during the lifetime of the Participant. A Participant may, from time to time during his lifetime, change his Beneficiary or Beneficiaries by a signed, written instrument delivered to the Plan Administrator. The payment of amounts shall be in accordance with the last unrevoked written designation of the Beneficiary that has been signed and so delivered.

11.2 Estate as Beneficiary. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distributions whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event a Participant shall not designate a Beneficiary or Beneficiaries, or if, for any reason, such designation shall be ineffective, in whole or in part, as determined solely in the discretion of the Plan Administrator, the distribution that otherwise would have been paid to such Participant shall be paid to the Participant’s estate.

Section 12. Rights of Participants

12.1 Employment. Nothing in the Plan shall alter or interfere in any way with the employment relationship between Participants and Participating Employers, nor limit in any way the right of the Company or any Participating Employer to terminate any Participant’s employment at any time. This Plan shall not confer upon any Participant any right to continue in the employ of the Company or any Participating Employer.

Section 13. Administration

13.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee is authorized, in its sole discretion, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee, interpretation or other action made or taken pursuant to the provisions of the Plan, shall be final and shall be binding and conclusive for all purposes and upon all persons whomsoever. The Committee shall appoint a Plan Administrator to assist in carrying out the operations of the Plan and a Trustee of the Trust to accompany the Plan.

13.2 Annual Reports. The Plan Administrator shall render annually a written report to each Participant which shall set forth, at a minimum, the Participant’s Account balances as of the end of the most recent Plan Year.

Section 14. Amendment or Termination of the Plan

14.1 Amendment or Termination of the Plan. The Board of Directors may amend, terminate, or suspend the Plan at any time. Any such amendment, termination, or suspension of the Plan shall be effective on such date as the Board of Directors may determine. An amendment or modification of the Plan may affect Participants at the time thereof as well as future Participants, but no amendment or modification of the Plan for any reason may diminish any Participant’s Accounts as of the effective date thereof, except that an amendment may diminish a Participant’s benefit under this Plan to the extent a reasonably equivalent or more favorable benefit is made available to such Participant under another plan, policy or program of the Company. As soon as practical, but in no event more than fifteen (15) days following Plan termination, the Participating Employers shall make irrevocable contributions to the Trust in an aggregate amount, as determined by the Committee, which when added to the total value of the assets of the Trust at such time equals the total amount credited to all Accounts as of the date of Plan termination. In the event the Plan is terminated, no additional deferrals shall be permitted, and Participants’ Accounts shall be distributed at the time and in the manner that they would otherwise have been distributed under the Plan in the absence of such termination. In no event shall such termination result in the acceleration of benefit payments hereunder.

Section 15. Corporate Changes

15.1 Dissolution or Liquidation. Notwithstanding any provision herein to the contrary, upon the dissolution of the Company in a transaction subject to taxation under Code section 331, the Participants’ Accounts shall vest as of the day preceding the date of dissolution or liquidation and shall not be subject to the forfeiture provisions of this Plan. The Company shall cause the full amount of each Participant’s Account to be paid in cash in a lump sum to the Participant, or his Beneficiary, as soon as is practicable, but in no event later than sixty (60) days following the date of dissolution or liquidation.

15.2 Funding Limitations. Notwithstanding any other provision of the Plan or the Trust to the contrary, the Plan Administrator may authorize the Trustee to make the following payments even if they would otherwise not be permitted by the Trust, and a Participating Employer may refrain from making any contributions or payments otherwise required or permitted to be made by the Plan or the Trust, to the extent necessary to satisfy the following requirements.

(a) No amount shall be set aside or reserved directly or indirectly (under the Trust or otherwise), during any restricted period (as defined in Section 409A(b)(3)(B) of the Code) for the purpose of paying a Benefit under the Plan to any Eligible Employee who is an applicable covered employee (as defined in Section 409A(b)(3)(D) of the Code). It is understood that a restricted period will generally occur in a Plan Year if any single-employer defined benefit plan (an “Applicable Plan”) maintained by the Company or any company that is in a controlled group that includes the Company (within the meaning of Sections 414(b) and (c) of the Code and guidance issued by the Internal Revenue Service) is “at risk” within the meaning of Section 430(i) of the Code for the preceding Plan Year. “Applicable covered employee” generally includes any Eligible Employee who is, with respect to the Company or any entity under common control with the Company, described in section 162(m)(3) of the Code or subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934. All such persons are referred to herein as “Covered Employees.”

(b) The Plan Administrator shall monitor the funded status of each Applicable Plan and will determine whether a restricted period exists with respect to any such plan. If the Plan Administrator determines that a restricted period exists for a Plan Year, it shall determine whether any amount, including earnings, has been set aside or reserved during that period for the purpose of paying a benefit to any Covered Employee or would be set aside but for the action of the Plan Administrator. The Plan Administrator may request the Trustee to pay such amount to the Company or to any other person designated by the Plan Administrator or to otherwise segregate such amount from the assets of the Trust. The foregoing shall not apply, however, to the extent that the Company elects to treat the amount set aside or reserved as a transfer of property for tax purposes and taxable to the Covered Employee accordingly.

(c) Subject to any guidance issued by the Internal Revenue Service, the Plan Administrator may use any method it deems appropriate to calculate the amount set aside or reserved for any Covered Employee during a restricted period. The determination made by the Plan Administrator shall be binding on the Trustee and each Covered Employee and any person claiming any interest in or payment from the Trust related to such Covered Employee. The Plan Administrator may also utilize any program approved by the Internal Revenue Service to correct any amount that was improperly set aside under the Trust, and may adopt such rules and procedures as it deems necessary to comply with Section 409A(b)(3) of the Code.

(d) The Plan Administrator shall maintain a record of any amount transferred from the Trust pursuant to paragraph (b), or that a Participating Employer does not contribute to the Trust. Such amount shall be credited with interest or earnings based on what would have been allocable to such amounts if they had been held in the Trust. Such amount shall be paid to the Trust as soon as possible after the Plan Administrator determines that no Applicable Plan remains in a restricted period. If any payment from the Trust to a Covered Employee or the Covered Employee’s beneficiary has been reduced or withheld as a result of the restrictions of this Section, such amount shall be paid to such employee in a lump sum as soon as possible after the amount contemplated in the foregoing sentence is paid to the Trustee. The Company may also make such payments directly.

(e) The purpose of this Section is to comply with the restrictions of Section 409A(b)(3) of the Code and shall be interpreted accordingly. This provision is intended to impose only those restrictions that are required by that Section and only on the persons covered by the Section. The Plan Administrator shall interpret and apply this Section accordingly.

Section 16. Requirements of Law

16.1 Governing Law. The Plan is intended to satisfy the requirements of Code section 409A and the regulations issued thereunder, and shall be construed to that end. Except as otherwise preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.

Section 17. Withholding Taxes

17.1 Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan or from a Participant’s compensation an amount necessary to satisfy any federal, state, or local withholding tax requirements.

Section 18. Investment and Funding

18.1 Trust. The benefits to be derived by Participants in the Plan will be funded through the Trust, provided, however, that any assets held by the Trust shall at all times be subject to the claims of judgment creditors of the Company.

18.2 Funding of Trust. With respect to Deferrals made under the Seven Year Option, the Participating Employers shall, promptly after Deferrals are credited to Participants’ Accounts, provide the Trust with resources in amounts equal to the amounts of such Deferrals.

With respect to Deferrals made under the Retirement Option, the Participating Employers shall fund the Trust through the purchase of corporate owned life insurance or such other Trust assets as may be determined by the Committee from time to time.

18.3 Distributions from Trust. If Trust assets allocated to any Participant’s Account for a Plan Year are less than the amount required to effect a distribution to such Participant provided for in this Plan, the applicable Participating Employer will pay such difference either through the Trust or directly to the Participant. If, after all obligations to Participants hereunder have been fully satisfied, there remain assets in the Trust, such excess amounts shall be returned to the Company.

18.4 Funding and Distribution Requirements Under Certain Circumstances. The provisions of this Section 18 shall be subject to (and, if deemed to be contradicting, overridden by) the provisions of Section 15 of this Plan.

EXECUTED effective as of the effective date first set forth above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Debra L. Elmer
Debra L. Elmer
Vice President, Human Resources

EXHIBIT “A”

PARTICIPATING EMPLOYERS

As of January 1, 2010

Oncor Electric Delivery Company LLC

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EXHIBIT “B”

Original Plan Provisions

The following provisions shall apply to the Plan participation of Participants who made the one-time irrevocable election to continue to be governed by the Original Plan Provisions as described in Section 9.1 of the Plan:

1. Deferral Election. The Participant may elect, irrevocably, by written notice to the Plan Administrator on an election form and in the manner prescribed by the Plan Administrator, to defer a percentage of Salary, in one percent (1%) increments not to exceed a maximum of ten percent (10%), during each Plan Year, in the Retirement Option, the Seven Year Option, or a combination thereof. Deferrals of Bonus shall not be permitted.

2. Matching Awards. The Company shall contribute to each Participant’s Account, as a Matching Award, an amount equal to one hundred percent (100%) of the amount of Salary deferred by the Participant. Such contribution shall be credited at the time of the crediting of the Salary Deferral amount to be matched.

3. Investments, Earnings and Valuation.

(a) The Trustee shall invest, as soon as administratively feasible, all contributions received for Accounts held in Trust under the Seven Year Option of the Plan in a fixed income fund of investment grade securities under investment guidelines established by the Committee. Interest received on the investments shall be reinvested in such fund. All other contributions shall be invested in accordance with investment guidelines established by the Committee.

(b) At the time of distribution, the Participant will receive his Account balance including income determined by applying the Rate.

(c) The total of all assets held by the Trustee for Accounts held in Trust will be deemed held in an unsegregated fund for valuation purposes. Each month the Trustee shall determine the value of each unit by dividing the current value of the fund by the total number of units held in all such Accounts. The value of Accounts held in Trust under the Retirement Option of the Plan shall be determined in the same manner as amounts deferred under the Seven Year Option of the Plan.

4. Forfeitures. The following provisions shall apply with respect to forfeitures in lieu of the provisions of Section 5.3 of the Plan. The amounts described below shall be forfeited from an Account as of the date upon which the forfeiture is created:

(a) Seven Year Option Forfeitures.

(i) Early Retirement. An amount equal to four percent (4%) of the total Account balance for each full year Retirement occurs prior to Normal Retirement shall be forfeited.

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(ii) Termination for other than Death, Disability or Retirement. If termination of service with the Company occurs for reasons other than death, Disability, or Retirement, income on and contributions to the Matching Account shall be forfeited and income in excess of six percent (6%) per annum credited to Salary Deferrals shall be forfeited.

(b) Retirement Option Forfeitures.

(i) Early Retirement. An amount equal to four percent (4%) of the total Account balance for all non-vested Plan Years for each full year Retirement occurs prior to Normal Retirement shall be forfeited.

(ii) Termination for other than Death, Disability or Retirement. If termination of service with the Company occurs for reasons other than death, Disability, or Retirement, income earned on and contributions to the Matching Account, for Plan Years which are nonvested, shall be forfeited and income in excess of six percent (6%) per annum credited to Salary Deferrals shall be forfeited for all nonvested Plan Years.

5. Value of a Participant’s Account. The cash value of a Participant’s Account shall be determined as of the last day of the applicable Deferral Period, or, if earlier, at termination of employment.

6. Form and Timing of Distributions. The form and timing of distributions shall be subject to Section 8 of the Plan; provided, however, that the installments shall be in a fixed amount which shall amortize the value of the Participant’s Account in annual installments over the distribution period elected by the Participant under Section 8.2(b)(iii), using the Rate as a projected earnings rate of return.

7. Certain Inapplicable Provisions. The provisions of Sections 3, 4.1, 4.3, 5.1, 5.3, 6.1, 8.1(a) and 8.2(b)(iv) of the Plan shall not apply and shall be of no force or effect with respect to any portion of the Participant’s Account or his prior or future Plan participation. All of the remaining provisions of the Plan shall remain in full force and effect.

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